Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:27 PM 06/27/2005
FILED 04:27 PM 06/27/2005
SRV 050535050 - 3974723 FILE
CERTIFICATE OF INCORPORATION
OF
SYNTHESIS ENERGY SYSTEMS, INC.
ARTICLE I
     The name of the Corporation is SYNTHESIS ENERGY SYSTEMS, INC.
ARTICLE II
     The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The Corporation is to have perpetual existence.
ARTICLE IV
     The corporate purpose of this Corporation is to provide distributed power, utility plant development, equipment procurement and supply services, technology licensing services, technology development services and sales, operations and maintenance services, and any other activities for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE V
          The Corporation shall have authority to issue 100,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).
ARTICLE VI
     The name of the Incorporator is David Birke, Esq., and the address of the Incorporator is 200 S. Biscayne Boulevard, Suite 4900, Miami, Florida 33131.
ARTICLE VII
     The initial director of the Corporation shall be Lorenzo Lamadrid.
ARTICLE VIII
     Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with and such action may be taken with the written consent of stockholders having not less than the minimum number of votes required by statute for the proposed corporate action or such higher number of votes as may be required by this Certificate of Incorporation, provided that prompt notice of the taking of corporate action without a meeting and by less than unanimous consent shall be given to non-consenting stockholders.
ARTICLE IX
     Notwithstanding anything to the contrary contained in this Certificate of Incorporation, cumulative voting for the election directors is prohibited.
ARTICLE X
     The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.
ARTICLE XI
     A. The Corporation shall indemnify any person (and the heirs, executors or administrators of suck person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     B. This Corporation shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such other court shall deem proper.
     C. To the extent that a present or former director or officer of the Corporation (and the heirs, executors or administrators of such person) has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections A and B, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     D. Any indemnification under subsections A and B (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A and B. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.
     E. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceedings may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of such director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in Section 145 of Delaware Law. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
     F. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation shall be permitted to enter into contracts directly with its officers and directors providing the maximum indemnity and relief from liability permitted under Delaware Law.
     G. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.
     No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware Law or any amendments or successor provisions thereto or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date of filing this amendment with the Secretary of State of Delaware. Neither the amendment nor repeal of this Article XI, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article XI in respect of any matter occurring, or any cause of action, suit or claim but for this Article XI would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XII
     The private property or assets of the stockholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of debts of the Corporation.
ARTICLE XIII
     Elections of directors need not be by written ballot, unless otherwise provided in the bylaws of the Corporation.
ARTICLE XIV
     In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by Delaware Law, or other laws of the State of Delaware, the board of directors is expressly authorized (i) to make, alter, or repeal the bylaws of the Corporation or to adopt new bylaws; (ii) to authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation; and (iii) to set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and reduce any such reserve in the manner in which it was created.
ARTICLE XV
     The number of the members of the board of directors shall be fixed by, or changed in the manner provided in, the bylaws.
ARTICLE XVI
     The Corporation shall not be governed by Section 203 of the Delaware Law.
ARTICLE XVII
     The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.
[Signature on next page]

     IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, has signed this Certificate of Incorporation this 27th day of June, 2005.

/s/ David Birke
David Birke, Esq.
Incorporator